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                                                                    EXHIBIT 10.5

                          MANAGEMENT SERVICES AGREEMENT

     This Management Services Agreement is made and entered into as of the 1st day of January, 2002, by and between PG&E Gas Transmission Service Company, LLC, a Delaware limited liability company ("ServiceCo"), and PG&E Gas Transmission, Northwest Corporation, a California corporation ("Pipeline").

     WHEREAS, Pipeline owns and operates a FERC-regulated interstate natural gas pipeline extending from the U.S./Canada border near Kingsgate, British Columbia to an interconnection with the facilities of Pacific Gas & Electric Company near the California/Oregon border near Malin, Oregon,

     WHEREAS, ServiceCo is an entity engaged in managing and operating natural gas pipeline facilities; and

     WHEREAS, Pipeline and ServiceCo desire to enter into this Management Services Agreement pursuant to which ServiceCo shall manage the day-to-day affairs of Pipeline;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and provisions contained in this Agreement and subject to all terms and conditions set forth below, Pipeline and ServiceCo hereby agree as follows:

1. Appointment as Manager. Subject to the terms and conditions of this Management Services Agreement, Pipeline hereby appoints ServiceCo to act as Manager hereunder, and ServiceCo hereby accepts such appointment and agrees to act pursuant to the provisions of this Management Services Agreement. The Manager shall function as an independent contractor under this Management Services Agreement, and shall in no event ever act as, or be considered to be, an employee of Pipeline.

2. Manager's General Authority. The Manager is authorized to conduct the business and affairs of Pipeline in accordance with the Annual Business Plan (as defined in Section 4 herein) and other provisions of this Agreement. Except as otherwise expressly provided in this Management Services Agreement, the Manager shall have full and complete authority, power and discretion to execute contracts and manage and control the business, affairs and properties of Pipeline, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of Pipeline's business. Without limiting the foregoing, the Manager shall have the authority to make decisions with respect to the engineering, design, construction, regulatory approvals for, and operation (including physical operation, scheduling and dispatch of gas inventory) of Pipeline. The Manager shall not exceed the authority granted to the Manager by this Management Services Agreement.

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3.   Manager's Specific Duties.

     The Manager shall be responsible for the operation of Pipeline's interstate pipeline facilities in accordance with sound, workmanlike and prudent practices of the natural gas pipeline industry and in compliance with Pipeline's FERC Gas Tariff and with all applicable laws, statutes, ordinances, safety codes, regulations, rules and authorizations and requirements of governmental authorities having jurisdiction. Accordingly, subject to the provisions of this Management Services Agreement, the Manager shall:

          3.1.1 Provide or cause to be provided the day-to-day operating and maintenance services, administrative liaison and related services to Pipeline, including, but not limited to, customer support, legal, accounting, human resources, procurement, electronic bulletin board, engineering, construction, repair, replacement, inspection, operational planning, budgeting, tax and technical services, and insurance and regulatory administration.

          3.1.2 Upon prior approval by Pipeline, file, execute and prosecute applications for the authorizations required by Pipeline for the acquisition, construction, ownership and operation of facilities and the provision of the transportation services on the facilities. The Manager also shall make routine and periodic filings required of Pipeline by governmental authorities having jurisdiction.

          3.1.3 Review from time to time the rates and fees charged for the transportation services, recommend appropriate rate revisions to Pipeline, prepare, and upon prior approval by Pipeline, file, execute and prosecute rate change filings.

          3.1.4 Review from time to time the services offered by Pipeline, and recommend and implement improvements or additions to such service.

          3.1.5 Prepare financing plans for Pipeline and negotiate financing commitments, if any, to be entered into by Pipeline, subject to final approval by Pipeline.

          3.1.6 Negotiate and execute contracts for the purchase of services, materials, equipment and supplies necessary for the operation of Pipeline.

          3.1.7 Prepare, negotiate and execute in the name of company rights-of-way, land in fee, permits and contracts, and, unless otherwise directed by Pipeline, initiate, prosecute and settle (if applicable) eminent domain condemnation proceedings, necessary for

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                 construction, operation and maintenance of the Facilities, and resist the perfection of any involuntary liens against Pipeline property.

          3.1.8 Construct and install, or cause to be constructed and installed, facilities necessary for the safe and efficient operation of Pipeline, including expansions thereto.

          3.1.9 Make reports to and consult with Pipeline regarding all duties, responsibilities and actions of the Manager under this Management Services Agreement in the form and at the times reasonably requested by Pipeline.

          3.1.10 Maintain accurate and itemized accounting records for the operation of the Pipeline, together with any information reasonably required by Pipeline relating to such records.

          3.1.11 Prepare financial reports.

          3.1.12 Cause the operation of the Pipeline to be in accordance with all applicable laws, statutes, ordinances, safety codes, regulations, rules and authorizations and requirements of all governmental authorities having jurisdiction, including, but not limited to, local, state and federal environmental laws and the requirements of the United States Department of Transportation set forth in 49 C.F.R. Parts 192 and 199, and in accordance with sound, workmanlike and prudent practices of the natural gas industry and Pipeline's FERC Gas Tariff, and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required for the operation of the Pipeline.

          3.1.13 Prepare and file all necessary federal and state income tax returns and all other tax returns and filings for Pipeline. The Pipeline shall furnish to the Manager all pertinent information in its possession relating to Pipeline operations that is necessary to enable such returns to be prepared and filed.

          3.1.14 Maintain and administer bank and investment accounts and arrangements for company funds, draw checks and other orders for the payment of money and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements.

          3.1.15 Negotiate, execute and administer the gas transportation contracts in accordance with Pipeline's FERC Gas Tariff, including, but not limited to, the preparation and collection of all bills to the shippers for services rendered thereunder; provided that the Manager shall

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                 execute gas transportation contracts for discounted firm or interruptible transportation services only to the extent the discounts are in accordance with Pipeline's discounting policy in effect from time to time, and provided further that any gas transportation contracts which require the construction of additional facilities for the performance thereof shall be subject to the prior approval of Pipeline.

          3.1.16 Receive requests for service from shippers and potential shippers and issue confirmations for service in accordance with Pipeline's FERC Gas Tariff.

          3.1.17 Recommend and establish guidelines for sale of capacity, including sales at discount and/or negotiated rates on a non-discriminatory basis.

          3.1.18 Propose to Pipeline such procedures as may be reasonable and appropriate to comply with or to obtain an exemption from the marketing affiliate rules set forth in Part 161 of the FERC's regulations (as the same may be amended or superseded), and seek to implement such procedures as are approved by Pipeline.

          3.1.19 Dispatch and allocate daily scheduled nominations for, and effectuate the physical receipt and delivery of, the natural gas quantities to be received, transported and/or delivered on behalf of the shippers in accordance with Pipeline's FERC Gas Tariff.

          3.1.20 Utilize electronic flow measurement equipment for volume determinations and natural gas chromatographs as deemed appropriate by the Manager for heating value determinations at applicable metering points, as further described in Pipeline's FERC Gas Tariff.

          3.1.21 Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by Pipeline, retain all books of account and Pipeline tax returns for three (3) years from the date of completion of the activity to which such records relate.

          3.1.22 Procure and furnish on behalf of Pipeline all materials, equipment, supplies, services and labor necessary for, and perform, repairs to Pipeline's facilities that Manager determines to be appropriate and prudent.

          3.1.23 Perform such other duties as are reasonably necessary or appropriate in the Manager's discretion and enter into such other arrangements as reasonably requested by Pipeline to discharge the

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                 Manager's responsibilities under this Management Services
                 Agreement.

4. Manager's Budget and Annual Business Plan. Manager shall prepare an annual operating plan and budget for each year ("Annual Business Plan"), as it may be adjusted from time to time, setting forth estimates of management costs and other costs and expenses anticipated by Manager in connection with operating Pipeline. The approval by Pipeline of such Annual Business Plan shall constitute authorization for the Manager to incur the costs, expenses and expenditures set forth in such budget.

5. Claims. Any and all claims against Pipeline instituted by anyone other than the Manager arising out of the operation of the Facilities that are not covered by insurance in accordance with Section 9 of this Management Services Agreement shall be settled or litigated and defended by the Manager in accordance with its reasonable judgment and discretion except when (a) the amount involved is stated to be (or estimated to, as the case may be) greater than $1,000,000, or (b) criminal sanction is sought. The settlement or defense of any claim described in (a) or (b) above shall be decided by Pipeline. The Manager shall provide notice to Pipeline as soon as practicable of any claims instituted against Pipeline (regardless of the amount or nature of the claim).

6.   Employees, Consultants and Subcontractors.

     6.1 Initial Adoption by Manager of Pipeline Employees and Employee Obligations. Upon the Effective Date of this Management Services Agreement, Pipeline shall transfer to Manager all employees and employment-related agreements, and Manager shall employ all such employees and shall adopt, honor and continue all obligations and commitments related to such employees, specifically including, without limitation, salary and benefit agreements and elective deferral agreements under Internal Revenue Code Section 401k and employee elections under a cafeteria plan under Internal Revenue Code Section
          125. Notwithstanding the foregoing, Pipeline shall remain responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies provided by the Manager or any affiliate of the Manager; and if and to the extent that Pipeline is deemed by law or otherwise to be liable as a successor employer for such purposes, the Manager shall indemnify Pipeline for the full and complete costs, fees and other liabilities which result. In particular, but without limiting the generality of the foregoing, Pipeline shall not assume liability for any group health continuation coverage or coverage rights under Internal Revenue Code Section 4980B and ERISA Section 601 and related provisions which exist as of the Effective Date or which arise as a result of the Manager's dissolution and/or termination of its or any of its affiliate's group health plan or plans, and if and to the

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          extent that Pipeline is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, the Manager shall indemnify Pipeline for the full and complete amount of any resulting costs, fees and other liabilities.

     6.2 Manager's Employees, Consultants, Subcontractors and Independent Contractors. The Manager shall employ or retain and have supervision over the persons (including Manager's affiliates, consultants and professional service or other organizations) required or deemed advisable by the Manager to perform its duties and responsibilities hereunder in an efficient and economically prudent manner. The compensation for the Manager's employees shall be determined by the Manager, provided that the amount and terms of such compensation billed to Pipeline shall be comparable to those prevailing in the natural gas industry for similar work.

     6.3 Standards for Manager and its Employees. The Manager shall perform its services and carry out its responsibilities hereunder, and shall require all of its employees and consultants, and contractors, subcontractors and materialmen furnishing labor, material or services for the operation of Pipeline to carry out their respective responsibilities in accordance with sound, workmanlike and prudent practices of the natural gas pipeline industry and in compliance with Pipeline's FERC Gas Tariff and with all applicable laws, statutes, ordinances, safety codes, regulations, rules, authorizations and requirements of governmental authorities having jurisdiction applicable to Pipeline's facilities. The Manager shall take reasonable measures to monitor the compliance of such employees and consultants, and contractors, subcontractors and materialmen, to these standards.

     6.4 Non-Discrimination and Drugs. In performing under this Management Services Agreement, the Manager shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or disability, and will comply with all provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto, to the extent that such provisions are applicable to the Manager or Pipeline. Neither Pipeline nor the Manager shall condone in any way the use of illegal drugs or controlled substances. Any person known by the Manager to be in possession of any illegal drug or controlled substance will be disciplined by the Manager and/or removed in accordance with the Manager's policies and procedures. In addition, the Manager shall meet all the applicable requirements imposed by the Department of Transportation as specified in 49 C.F.R., Parts 40 and 199 (as the same may be amended or superseded). Furthermore, upon request and to the extent permitted by law, the Manager will furnish Pipeline copies of the records of employee drug test results required to be kept under the provisions of 49 C.F.R. Part 199. The provisions of this

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          Section 6.4 shall be applicable to any employees, contractors, consultants and subcontractors retained in connection herewith, and the Manager shall cause the agreements with any contractor, consultant or subcontractor to contain similar language.

7.   Financial and Accounting.

     7.1 Accounting and Compensation.

          7.1.1 The Manager shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedure attached hereto as Exhibit A, and shall otherwise keep a full and complete account of all accounts that Pipeline is required to maintain.

          7.1.2 The Manager shall be reimbursed by Pipeline at the rate and in the manner set forth in the Accounting Procedure for all costs and expenses of the Manager incurred in accordance with this Management Services Agreement and in connection with the operation of Pipeline or otherwise to fulfill the Manager's duties under this Management Services Agreement.

          7.1.3 Disputed Charges. Pipeline may, within the audit period referred to in Section 7.1.4 hereof, take written exception to any bill or statement rendered by the Manager for any expenditure or any part thereof on the ground that the same was not appropriate for reimbursement under the terms of Section
                 7.1.2 above. Pipeline shall nevertheless pay in full when due the amount of all statements submitted by the Manager. Such payment shall not be deemed a waiver of the right of Pipeline to recoup any contested portion of any bill or statement. If the amount as to which such written exception is taken or any part thereof is ultimately determined not to be appropriate for reimbursement under the terms of Section 7.1.2 of this Management Services Agreement, such amount or portion thereof (as the case may be) shall be refunded by the Manager to Pipeline, together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate of Citibank, N.A. (or its successor) from time to time publicly announced and in effect, during the period from the date of payment by Pipeline to the date of refund by the Manager.

          7.1.4 Audit and Examination. Pipeline shall have the right during normal business hours to audit or examine all books and records maintained by the Manager, including support for costs charged by

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                 the Manager's contractors, relating to the operation of
                 Pipeline. The right to conduct an audit or examination shall include the right to meet with the Manager's internal and independent auditors to discuss matters relevant to the audit or examination. Pipeline shall have the right to conduct one
                 (1) audit of the Manager's records for any twelve (12) month period.

8.   Indemnification.

     8.1 By Manager. Manager shall indemnify, defend, save, and hold harmless Pipeline and its affiliates, and all of their respective officers, directors, employees, agents, partners, shareholders and representatives, from and against any and all claims arising out of any actions by Manager, its officers, directors or employees which are outside the scope of Manager's authority under this Management Services Agreement, or actions or failures to act of Manager, its officers, directors or employees which in each case constitute gross negligence or willful misconduct; provided, however, that Manager's total aggregate liability hereunder during the term of this Management Services Agreement shall in no event exceed $500,000 over and above the amount covered by insurance.

     8.2 By Pipeline. Pipeline shall indemnify, defend, save, and hold harmless Manager, its constituent partners and their affiliates, and all of their respective officers, directors, employees, agents, partners, shareholders and representatives, from and against any and all claims arising out of the acts (or failures to act), or for any obligation, liability, or commitment incurred by or on behalf of Pipeline as a result of any such acts (or failures to act); provided, however, that Manager, its officers, directors and employees shall not be entitled to indemnification hereunder for any claims resulting from their gross negligence or willful misconduct.

     8.3 Other Claims. Except as otherwise provided in Sections 8.1 and 8.2, any and all suits or claims against Pipeline asserted by anyone other than Manager arising out of the design, construction, supervision, operations, maintenance or administration of Pipeline that are not covered by insurance shall be litigated and defended by Manager on behalf of Pipeline, in accordance with Manager's reasonable judgment and discretion.

     8.4 Indemnification Notices. Whenever a party entitled to indemnification under Section 8.1 or 8.2 of this Management Services Agreement (an "Indemnitee") shall learn of a claim which, if allowed (whether voluntarily or by a judicial or quasi-judicial tribunal or agency), would entitled such Indemnitee to indemnification under Section 8.1 or
          8.2 of this Management Services Agreement, before paying the same or agreeing thereto, the Indemnitee shall promptly notify the party required to pay such

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          indemnification (the "Indemnitor") in writing of all material facts within the Indemnitee's knowledge with respect to such claim and the amount thereof; provided, however, that the Indemnitee's right to indemnification shall be diminished by the failure to give prompt notice only to the extent that the Indemnitee's failure to give such notice was prejudicial to the interests of the Indemnitor. If, prior to the expiration of fifteen (15) days from the giving of such notice, the Indemnitor shall request, in writing, that such claim not be paid, the Indemnitee shall not pay the same, provided that the Indemnitor proceeds promptly to settle or litigate, in good faith, such claim. The Indemnitee shall have the right to participate in any such negotiation, settlement or litigation. The Indemnitee shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay to pay such claim would result in the foreclosure of a lien upon any of the property of the Indemnitee, or where any delay in payment would cause the Indemnitee an economic loss, unless the Indemnitor shall have agreed to compensate the Indemnitee for such loss.

9.   Insurance.

     9.1 Required Insurance. The Manager shall carry and maintain, or cause to be carried and maintained, for the benefit of and on behalf of Pipeline and the Manager, with insurance companies and deductibles and retentions selected by the Manager (unless otherwise required by Pipeline), the insurance described below. The parties agree that they shall cooperate reasonably with one another in an effort to reduce insurance costs hereunder.

          9.1.1 General and/or Excess Liability insurance with limits of not less than $10,000,000 per occurrence for bodily injury and property damage combined. Limits in excess of $10,000,000 will only be procured with Pipeline approval. This insurance will include coverage for personal injury, contractual liability, broad form property damage, independent contractors, products/completed operations, cross liability, explosion, collapse and underground hazards.

          9.1.2 At all times during the operation of the facilities and covering all employees of the Manager, (a) Worker's Compensation insurance complying with the laws of the state(s) having jurisdiction over each employee, and (b) Employer's Liability insurance with limits of not less than $1,000,000 per accident. To the extent permitted by applicable law, the Manager may self-insure the Worker's Compensation and Employer's Liability Insurance required herein.

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          9.1.3 At all times during the operation of the facilities, Automobile
                Liability insurance with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, including coverage for all owned, non-owned and hired vehicles, covering all vehicles owned or used by or on behalf of the Manager.

          9.1.4 Any other insurance deemed necessary or appropriate by the Manager.

     9.2 Conditions. The following conditions shall apply to the foregoing insurance provisions:

          9.2.1 For the insurance required in Sections 9.1.1 and 9.1.3 above,
                (a) Pipeline and the Manager will be additional insureds under the policies, (b) the affiliates of the Manager will be additional insureds with respect to Pipeline and the operation of the facilities, (c) the insurance will be primary for such additional insureds, and (d) the Manager will provide certificates of insurance upon request.

          9.2.2 For the insurance required in Section 9.1.3 above, the policies will provide for a waiver of all rights of subrogation in favor of Pipeline, and the Manager and their respective affiliates.

          9.2.3 For the insurance maintained pursuant to Sections 9.1.3 and
                9.1.4 above, the Manager will provide a certificate of upon request.

          9.2.4 For the insurance required in Section 9.1.4 above, Pipeline and the Manager and their affiliates will be additional insureds under the policies with respect to Pipeline and the operation of Pipeline. Such insurance will be primary for such additional insureds.

     9.3 Reimbursement. The costs for premiums, deductibles and retentions for the insurance maintained by the Manager pursuant to this Management Services Agreement shall be reimbursable costs pursuant to Section
          7.1.2 of this Management Services Agreement. In addition, in the event that the Manager self-insures the Workers' Compensation and/or Employer's Liability insurance required above, the Manager shall be reimbursed as provided in Section 3.09 of the Accounting Procedure.

10.  Term and Termination.

     10.1 Term. This Management Services Agreement shall be effective as of January 1, 2002 (the "Effective Date") and shall continue for a Term of thirty (30) years unless terminated sooner pursuant to Section 10.2 below.

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     10.2 Termination.

          10.2.1 Continuing Default by Manager. Unless caused by an event of "force majeure" as defined in or pursuant to Pipeline's FERC Gas Tariff, if the Manager materially defaults in the performance of its obligations under this Management Services Agreement and such material default continues for a period of 45 days after notice thereof by Pipeline to the Manager, Pipeline may, by notice to the Manager, terminate this Management Services Agreement; provided, however, that no such termination shall occur if the Manager has initiated action to cure such material default but, despite its good faith efforts, has been unable to complete such cure within such 45 day period, and the Manager's actions to complete such cure continue in good faith beyond the end of the 45 day period until such cure is completed. If, during the 45 day period, an emergency or other situation requiring prompt action arises and the Manager is not reasonably responding in a prompt fashion, Pipeline shall have the right to take such remedial action as it deems appropriate, provided that Pipeline shall use all reasonable efforts to notify the Manager prior to the taking by Pipeline of such action.

          10.2.2 Continuing Default by Pipeline. Unless caused by an event of "force majeure" as defined in or pursuant to Pipeline's FERC Gas Tariff, if Pipeline materially defaults in the performance of its obligations under this Management Services Agreement and such material default continues for a period of 45 days after notice thereof by the Manager to Pipeline, the Manager may, by notice to Pipeline, terminate this Management Services Agreement; provided, however, that no termination shall occur if Pipeline has initiated action to cure such material default but, despite its good faith efforts, has been unable to complete such cure within such 45 day period, and the actions of Pipeline to complete such cure continue in good faith beyond the end of the 45 day period until such cure is completed.

          10.2.3 Additional Events of Termination. In addition to termination in accordance with Sections 10.2.1 and 10.2.2, this Management Services Agreement shall terminate if (a) Pipeline and the Manager mutually agree to terminate this Management Services Agreement, or (b) either party, upon six (6) months prior written notice to the other party, terminates this Management Services Agreement.

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11.  Rights upon Termination and Survival of Obligations.

     11.1 Rights Upon Termination. Upon Pipeline's termination of this Management Services Agreement, ServiceCo shall deliver to Pipeline at Pipeline's principal place of business all records, documents, accounts, files and other materials of Pipeline or pertaining to Pipeline's business as Pipeline may reasonably request, provided that ServiceCo may retain copies of any such items delivered to Pipeline. Pipeline shall assume and become liable for any contracts or obligations that ServiceCo may have undertaken with third parties in connection with its obligations hereunder, and ServiceCo shall execute all documents and take all other reasonable steps requested by Pipeline which may be required to assign to and vest in Pipeline all rights, benefits, interests and titles in connection with such contracts or obligations.

     11.2 Termination Payment. In the event of a termination of this Management Services Agreement pursuant to Section 10, ServiceCo shall be entitled, in addition to all other amounts due hereunder as of the date of termination, to a cancellation payment equal to all costs and expenses reasonably incurred by ServiceCo as a direct result of such termination, including all reasonable severance and relocation costs incurred with respect to third parties. Such amount shall be due and payable by Pipeline within fifteen (15) days of ServiceCo's submission of an invoice therefore.

     11.3 Survival of Obligations. Expiration or termination of this Management Services Agreement shall not relieve any party hereto of liability that has accrued or arisen prior to the date of such expiration or termination. The obligations of confidentiality and indemnification set forth herein shall survive expiration or termination of this Management Services Agreement.

12.  Law of the Contract and Dispute Resolution.

     12.1 Law of the Contract. THIS MANAGEMENT SERVICES AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     12.2 Dispute Resolution. Resolution of any and all controversies, disputes or claims, arising out of, relating to, in connection with or resulting from this Agreement (or any written amendment hereto or any transaction contemplated hereby), including as to its interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, regulation, rule, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement (collectively, "Disputes"), shall be exclusively governed by and

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          settled in accordance with the provisions of this Section 12. Unless otherwise agreed in writing, the parties will continue to honor their obligations not subject to Dispute under this Management Services Agreement during the course of dispute resolution pursuant to the provisions of this Section 12 with respect to all matters not subject to such dispute, controversy or claim.

     12.3 Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within thirty (30) days after notice of a Dispute is given by one party to another party or parties, each such party shall select one or more representatives of such party, which representatives shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute. If a settlement is mutually agreed upon as a result of the negotiation, then such settlement shall be recorded in writing, signed by the affected parties, and shall be binding on them. If such representatives fail to resolve a Dispute within thirty (30) days after the first meeting of the representatives, such Dispute shall be referred to the chief executive officers of the applicable parties for resolution. During the course of negotiations under this Section 12.3, all reasonable requests made by one party to any other party for information, including requests for copies of relevant documents, shall be promptly honored. The requesting party shall compensate the providing party for the reasonable costs, if any, of creating, gathering and copying such requested information. The specific format for such negotiations shall be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished by a party to another party or parties.

     12.4 Alternative Dispute Resolution.

          a. Alternative Dispute Resolution. In the event that any Dispute is not settled by the parties within fifteen (15) days after the first meeting of the chief executive officers under Section 12.3, the parties may attempt to resolve such Dispute by mediation and/or arbitration and in accordance with the terms and conditions (including allocation costs and expenses) established by the parties. If the parties elect to mediate the Dispute, once mediation has commenced, no litigation for the resolution of such Dispute may be commenced until the parties have completed in good faith the mediation. If a settlement is mutually agreed upon as a result of the mediation, then such settlement shall be recorded in writing, signed by the parties, and shall be binding on them and their respective successors and assigns. If the Parties elect to arbitrate the Dispute (either in lieu of or after mediation), the parties shall be deemed to have waived their right to litigate such Dispute in court and may not commence a court action pursuant to

                       GTN MANAGEMENT SERVICES AGREEMENT
                                  Page 13 of 17

               Section 12.4(b) of this Agreement. Any arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

          b. Court Actions. In the event that a party, after complying with the provisions set forth in Section 12.3 and, if applicable, the mediation provisions of Section 12.4(a), desires to commence a court action, suit or other proceeding (an "Action") in respect to a Dispute, such party may, subject to the other provisions of this Management Services Agreement, submit the Dispute to any court of competent jurisdiction. If there is any court Action between any parties pursuant to this Section 12.4(b), the unsuccessful party to such court Action shall pay the prevailing party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by such prevailing party in such court Action and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such court Action or appeal, such costs, expenses and attorneys' fees and disbursements shall be included in and as part of such judgment.

          c. Specific Performance. Notwithstanding Sections 12.2 and 12.3 and paragraphs (a) and (b) of this Section 12.4, Manager and Pipeline agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Manager and Pipeline shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

13. Special and Consequential Damages. Except as provided in Section 8 of this Management Services Agreement, neither party shall have any liability hereunder to the other party for any special, indirect, consequential or punitive damages.

14. Manager's Obligations Not Exclusive. The Parties agree that Manager's obligations under this Agreement are not exclusive, and nothing in this Agreement shall be deemed to limit Manager's right to offer or provide management services to any other entity (a "Third-Party Customer").

15.  General.

     15.1 Effect of Agreement; Amendments. This Management Services Agreement reflects the whole and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof. This Management Services

                       GTN MANAGEMENT SERVICES AGREEMENT
                                  Page 14 of 17

          Agreement can be amended, restated or supplemented only by the written agreement of the Manager and Pipeline.

     15.2 Notices. Unless otherwise specifically provided in this Management Services Agreement, any notice or other communication shall be in writing and may be sent by (a) personal delivery (including delivery by a courier service), (b) telecopy to the following telecopy numbers (until changed in accordance with this Section 15.2) or (c) registered or certified mail, postage prepaid, addressed as set forth below (or at such other address as may be designated in accordance with this
          Section 15.2):

          If to the Manager:

          PG&E Gas Transmission Service Company, LLC
          1400 SW Fifth Avenue, Suite 900
          Portland, OR 97201
          Attention: Robert T. Howard
          Telecopy number: 503-833-4927

          If to Pipeline:

          PG&E Gas Transmission, Northwest Corporation
          1400 SW Fifth Avenue, Suite 900
          Portland, OR 97201
          Attention: Legal Department
          Telecopy number: 503-402-4004

          Notices shall be deemed given upon receipt. Either party may change its address and/or telephone numbers for notice purposes by providing notice of such change to the other party.

     15.3 Counterparts. This Management Services Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.4 Waiver. No waiver by either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other party from future performance of the same provision, condition or requirement. Any delay or omission of either party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it hereafter.

                       GTN MANAGEMENT SERVICES AGREEMENT
                                  Page 15 of 17

     15.5 Assignability; Successors. This Management Services Agreement, and the rights, duties, and obligations hereunder, may not be assigned or delegated by either party without the written consent of the other party, except with respect to delegation by either party of all or a portion of its rights and obligations hereunder to its affiliates so long as such party remains responsible for all obligations (including any liability resulting from any defaults) of said affiliates; provided, however, that such consent shall not be unreasonably delayed or withheld. This Management Services Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the respective parties hereto. Unless consent to the assignment has been obtained, any assignment of this Management Services Agreement shall not relieve the assigning party of any of its obligations hereunder.

     15.6 Third Persons. Except as otherwise provided in this Management Services Agreement nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person not a party hereto any rights, remedies or obligations under or by reason of this Management Services Agreement.

     15.7 Laws and Regulatory Bodies. This Management Services Agreement and the obligations of the parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction, and to the extent of conflict, such laws, rules, orders and regulation of governmental authorities having jurisdiction shall control.

     15.8 Section Numbers; Headings. Unless otherwise indicated, references to Section numbers are to Sections of this Management Services Agreement. Headings and captions are for reference purposes only and shall not affect the meaning or interpretation of this Management Services Agreement.

     15.9 Severability. Any provision of this Management Services Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

     15.10 Further Assurances. Each party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate the terms and provisions of this Management Services Agreement.

                       GTN MANAGEMENT SERVICES AGREEMENT
                                  Page 16 of 17

     IN WITNESS WHEREOF, the parties have caused this Management Services Agreement to be executed by their duly authorized representatives as of the date first above written.

                                    MANAGER:

                                    PG&E Gas Transmission Services Company, LLC

                                    By:  /s/ ROBERT T. HOWARD
                                         --------------------
                                    Name:  Robert T. Howard
                                    Title: Vice President

                                    PIPELINE:

                                    PG&E Gas Transmission, Northwest Corporation

                                    By:  /s/ THOMAS B. KING
                                         ------------------
                                    Name:  Thomas B. King
                                    Title: President and Chief Operating Officer


                       GTN MANAGEMENT SERVICES AGREEMENT
                                  Page 17 of 17

                                    EXHIBIT A
                                       TO
                          MANAGEMENT SERVICES AGREEMENT
                          -----------------------------

                              ACCOUNTING PROCEDURE


                                    ARTICLE I

                               General Provisions
                               ------------------

1.01 Statements and Billings. The Manager shall bill Pipeline on or before the tenth (10th) Day of each Month or as soon as reasonably possible thereafter for the costs and expenses for the prior Month, including any adjustment that may be necessary to correct prior billings. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as Pipeline may reasonably request.

1.02 Payment by Pipeline. Pipeline shall pay all bills presented by the Manager as provided in this Management Services Agreement on or before the fifteenth (15th) Day after the bill is received. If payment is not made within such time, the unpaid balance shall bear interest until paid at a rate (which shall in no event be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate of Citibank, N.A. (or its successor) from time to time publicly announced and in effect. Payment by or on behalf of Pipeline shall not be deemed a waiver of the right to recoup any amount in question

1.03 Financial Records. The Manager shall maintain accurate books and records in accordance with FERC and FASB accounting procedures covering all of the Manager's actions under this Management Services Agreement.

                                   ARTICLE II

 Capital Items, Non-Capital Items, and Contribution of Inventory and Facilities
 ------------------------------------------------------------------------------

2.01 Capital Items

     2.01.01 Definition of Capital Items. The term "Capital Items" as used herein shall mean any item of real and/or personal property that, if owned by and utilized for a FERC-regulated interstate pipeline company, would qualify for treatment as a capital expense under standard FERC accounting practices.

     2.01.02 Certain Capital Items Owned by Manager. To the extent the Manager or any of its affiliates own any Capital Items necessary or desirable for the operation of the Pipeline ("Manager's Capital Items"), that Manager or such affiliates in its sole discretion (subject to Section 2.01.03 below) is willing to transfer for consideration to Pipeline, the Manager or such affiliates may, if approved by Pipeline, transfer such property to Pipeline. In the event of such a transfer, the Manager may charge Pipeline the net book value thereof (as reflected on the books of the Manager or such affiliates on the date of transfer). To the extent the Manager or any of its affiliates own Manager's Capital Items, and the Manager or such affiliates in its sole discretion chooses not to transfer such property to Pipeline, Manager may include as part of its costs to be reimbursed by Pipeline carrying costs and overhead expense related to such property, provided, however, Manager shall not charge carrying costs and overhead expense related to such property above the total costs (including return on equity) to which Pipeline would be entitled to collect from ratepayers if such property were owned by Pipeline.

     2.01.03 Purchase of Additional Capital Items. Capital Items intended for the sole use of Pipeline shall be purchased by Manager on behalf of Pipeline and be owned by Pipeline. Capital Items intended to be utilized by Manager on behalf of Pipeline as well as Third-Party Customers (as defined in the Management Services Agreement) shall, at Manager's discretion, (i) be owned by Manager, subject to reimbursement by Pipeline of an allocated share of purchase costs, including carrying costs and overhead expense, as specified in Section 2.01.02 above or (ii) be owned by Pipeline in proportionate share with Third Party Customers.

2.02 Non-Capital Items

     2.02.01 Contribution by Pipeline. Pipeline owns or holds rights to certain non-capital inventory and assets, such as office equipment and office


Exhibit A to Management Services Agreement, Page 2 of 5
             space ("Expense Items"), that Manager may desire to use from time to time in providing service to Pipeline and/or Manager's other activities. Manager shall credit Pipeline for utilization of such Expense Items at fair market value.

                                   ARTICLE III

                               Costs and Expenses
                               ------------------

     Subject to the limitations hereafter prescribed and provisions of this Management Services Agreement, the Manager shall charge Pipeline for all reasonable costs and expenses in providing services to Pipeline under this Management Services Agreement, including, but not limited to, the following items, to the extent reasonable and actually incurred or allocated to Pipeline:

3.01 Rentals. All rentals paid by the Manager.

3.02 Labor Costs.

     3.02.01 Salaries and wages of employees of the Manager and its affiliates engaged in connection with the management of Pipeline and, in addition, amounts paid as salaries and wages of others temporarily employed in connection therewith. Such salaries and wages shall be loaded to include the Manager's actual costs of bonuses, holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked paid to persons whose salaries and wages are chargeable under this
             Section 3.02.01.

     3.02.02 Expenditures or contributions made pursuant to assessments imposed by Governmental Authority that are applicable to salaries, wages and costs chargeable under Section 3.02.01 above, including, but not limited to, FICA taxes and federal and state unemployment taxes. Such costs shall be charged on the basis of a percentage assessment on the amount of salaries and wages chargeable under Section 3.02.01 above or on an actual cost basis.

     3.02.03 The costs of plans incurred by or on behalf of the Manager for workers' compensation, employers' group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans, that are applicable to salaries and wages chargeable under Section 3.02.01 above. Such costs shall be charged on the basis of a percentage assessment on the amount of salaries and wages chargeable under Section 3.02.01 above, or on an actual cost basis.

3.03 Programming and Information Processing. All costs incurred relating to programming and information processing actually and reasonably incurred or


Exhibit A to Management Services Agreement, Page 3 of 5
             allocated on behalf of Pipeline in compliance with, and in furtherance of, the terms of this Management Services Agreement.

3.04 Reimbursable Expenses of Employees. Reasonable personal expenses of employees whose salaries and wages are chargeable under Section 3.02.01 above. As used herein, the term "personal expenses" shall mean out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed. The Manager shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.

3.05 Transportation. Transportation of employees, equipment and material and supplies necessary for management of the Pipeline.

3.06 Services. The cost of contract services and utilities procured from outside sources.

3.07 Legal Expenses and Claims. All costs and expenses of handling, investigating and settling litigation or claims arising by reason of the management of Pipeline or necessary to protect or recover any assets or property, including, but not limited to, attorneys' fees, court costs, costs of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. All judgments received or amounts received in settlement of litigation with respect to any claim asserted on behalf of Pipeline shall be for the benefit of and shall be remitted to Pipeline.

3.08 Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred in connection with the management of Pipeline or on Pipeline's facilities or other property of Pipeline and which taxes have been paid by the Manager for the benefit of Pipeline, including charges for late payment arising from extensions of the time for filing that are caused by Pipeline, or that result from the Manager's good faith efforts to contest the amount of application of any tax.

3.09 Insurance. Net of any returns, refunds or dividends, all premiums, deductibles and retentions paid and expenses incurred for insurance required to be carried under the Management Services Agreement. In the event that the Manager self-insures any of the insurance required or permitted under this Management Services Agreement, the Manager shall be reimbursed only for the amount equivalent to the standard premium(s) which would have been paid had such insurance been acquired, and the Manager shall not be reimbursed for the costs associated with any claims paid by the Manager as an insurer under such self-insurance.


Exhibit A to Management Services Agreement, Page 4 of 5

3.10 Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary in the performance of the Manager's duties on behalf of Pipeline as herein contemplated.

3.12 Administrative and General and Overhead Costs. Administrative and general and overhead costs, including salaries and wages, bonuses and expenses of personnel of the Manager and/or the Manager's affiliates (excluding the personnel referred to in Section 3.02 of this Article III) who render services for the benefit of the Manager (in the performance of its obligations hereunder) or Pipeline, office supplies and expenses, office rentals and other space costs, less the value of such costs made available to Manager by Pipeline

3.11 Changes in Cost Determination and Allocation. The Manager may request a change in the cost components or the determination of the cost components set forth in this Exhibit A. Any requested change in a cost component or in the determination of a cost component must be reviewed and approved by Pipeline prior to the implementation of such change by the Manager.

                                End of Exhibit A


Exhibit A to Management Services Agreement, Page 5 of 5